Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces Management Changes

Los Angeles, CA – December 14, 2016 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT:IMUC) announced today that the Board of Directors has appointed Anthony Gringeri, PhD, as Chief Executive Officer and a member of the Board of Directors. Dr. Gringeri has served as ImmunoCellular’s Senior Vice President of Strategic Resources since August 2013, and has led the implementation of the Company’s clinical and regulatory strategy for the ICT-107 phase 3 registration trial in newly diagnosed glioblastoma, as well as the ICT-121 phase 1 trial in recurrent glioblastoma. The appointment of Dr. Gringeri follows the decision by Andrew Gengos to resign the position of Chief Executive Officer. Mr. Gengos will continue to play an active role with the Company as a member of the Board of Directors, leveraging his broad experience in corporate strategy, financing, and business development. John Yu, MD, ImmunoCellular’s founder, will also continue to provide support to Dr. Gringeri and the management team in his continuing role on the Board of Directors.

Gary Titus, Chairman of the Board, commented: “The changes we are announcing today reflect our strategy to focus on the ICT-107 program, as continued implementation aimed at completing the phase 3 registration trial is a key driver of potential long-term value for our stakeholders. Tony is an accomplished and driven biopharmaceutical executive and team leader with extensive clinical development experience. He has been effectively overseeing our clinical development programs for some time. We are grateful for his ongoing commitment to execute a high quality clinical program, pursue a successful completion of the Phase 3 trial while also advancing our Stem-to-T-cell program.”

“The Board and management team join me in expressing our appreciation to Andrew for his leadership of and dedication to the Company over the last four years. We are pleased that Andrew is remaining an active Board member, and will continue to help the Company secure financing and explore partnering and other strategic opportunities to enhance the value of our technology platform and pipeline assets. We wish him well as he pursues other opportunities.”

Dr. Gringeri joined ImmunoCellular Therapeutics in August 2013. He has more than 25 years of executive experience in the pharmaceutical and biotechnology industry, having successfully led multiple functions and cross-functional teams throughout his career, including in the areas of clinical, regulatory and commercial planning and operations, finance, licensing and alliance management. He joined ImmunoCellular from ViaCyte, where he was Vice President and Chief Development Officer, responsible for all preclinical, clinical and regulatory activities. Previously, Dr. Gringeri served as Chief Operating Officer for Amsterdam Molecular Therapeutics, where he was responsible for corporate strategy and operations, business development, building the company’s commercial capability, and played a key role in its initial public offering. Dr. Gringeri worked with Amgen for 15 years in a series of executive leadership roles. Dr. Gringeri was the Vice President, Product Development, responsible for the successful development and commercialization of ARANESP® (darbepoetin alfa). Dr. Gringeri holds a PhD in pharmacology from the University of Rochester and has authored multiple scientific publications.

For patients, families and physicians seeking additional information about the ICT-107 phase 3 trial, please consult www.clinicaltrials.gov.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The phase 3 registrational trial of lead product candidate, ICT-107, a patient-specific, dendritic cell-based immunotherapy targeting multiple tumor-associated antigens on glioblastoma stem cells, has been initiated. ImmunoCellular’s pipeline also includes: ICT-121, a patient-specific, dendritic cell-based immunotherapy targeting the CD133 antigen on stem cells in recurrent glioblastoma; ICT-140, a patient-specific, dendritic cell-based immunotherapy targeting antigens on ovarian cancer stem cells; and the Stem-to-T-cell research program which engineers the patient’s hematopoietic stem cells to generate antigen-specific cancer-killing T cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding ImmunoCellular’s intentions and current expectations concerning, among other things, timing for enrollment and randomization of patients, the activation of clinical sites, the receipt and announcement of clinical data; the development and commercialization of ICT-107; the development of our preclinical Stem-to-T-cell program and ImmunoCellular’s ability to achieve its other clinical, operational and financial goals. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including the availability of resources to continue to develop ImmunoCellular’s product candidates, the uncertain timing of completion and success of clinical trials, and the risk that ICT-107 can be further successfully developed or commercialized. Additional risks and uncertainties are described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.